Exhibit 21
SUBSIDIARIES OF STATE STREET CORPORATION
The following table presents the name of certain State Street subsidiaries and the state or jurisdiction of organization. Certain subsidiaries of State Street have been omitted in accordance with SEC regulations because, when considered in the aggregate, they did not constitute a “significant subsidiary” of State Street.

Antrim Corporation	Massachusetts
Charles River Systems, Inc	Massachusetts
Currenex, Inc	New York
International Fund Services Ireland Limited	Ireland
International Fund Services (N.A.) LLC	New York
Investors Copley Securities Corporation	Massachusetts
Quincy Securities Corporation	Massachusetts
Sail Trust	Grand Cayman
SSB Realty, LLC	Massachusetts
State Street Australia Limited	Australia
State Street Bank and Trust Company	Massachusetts
State Street Bank International GmbH	Germany
State Street Europe Holdings Germany Sarl & Co KG	Germany
State Street Global Advisors, Inc	Massachusetts
State Street Global Advisors International Holdings Inc	Delaware
State Street Global Advisors Limited	United Kingdom
State Street Global Advisors Switzerland Holdings GmbH	Switzerland
State Street Global Advisors Trust Company	Massachusetts
State Street Global Markets LLC	Massachusetts
State Street Holdings Germany GmbH	Germany
State Street Intermediate Funding LLC	Delaware
State Street International Holdings	Massachusetts
State Street International Holdings Switzerland GmbH	Switzerland
State Street Public Lending Corporation	Massachusetts
State Street Social Investments Corporation	Massachusetts
State Street Trust and Banking Company Limited	Japan
State Street Trust Company Canada	Canada